Exhibit 99.1

Dear Stockholder:

Just a few short years ago, the student housing sector was thought to be a very small, niche market with little interest from institutional investors. Today a quick glimpse at commercial real estate headlines reveals that investors are starting to take notice of this relatively young real estate segment. Many universities can’t keep up with the demand for student housing and companies such as Inland American Communities (“IAC”), a wholly owned subsidiary of Inland American, are waiting to pounce on new opportunities with modern designs that fill the off-campus housing gap.

As occupancy and rental rates increase nationwide, this presents opportunities to deliver beautiful, close-to-campus upscale properties while creating returns for our investors. Phrases like “resort-style amenities,” “increased Wi-Fi bandwidth” and speed, and “stainless steel appliances” are common place in discussions about student housing development trends and are necessary components to a premium property in any particular market.

IAC’s properties lead the industry in design and cutting-edge amenities. Here are a few descriptions of our recent developments and award-winning properties:

•    University House Tempe is a 19-story upscale high-rise located just off the University of Arizona State campus, directly across from Sun Devil Stadium. Amenities for this property include: a swimming pool, hot tub and layout pool with island, private misting cabanas with flat screen TV’s, a 22-foot LED outdoor video wall, and an indoor/outdoor fitness center. Premium apartments are fully furnished with stainless steel appliances, granite countertops, walk-in closets, and a 42" flat screen in every living room.

•    University House Midtown is located in the popular Midtown area of Atlanta adjacent to Georgia Tech, and is scheduled to open in August 2015. The project will be a high-rise development with high-end student amenities including a clubroom, study lounge, 24-hour fitness center, rooftop terrace, and resort style pool.

•    University House Central Florida was developed by IAC and is a state-of-the-art student housing community located half a mile from the University of Central Florida. The property features a pool with cabana-style lounges and barbeque grills, an Internet bar and Wi-Fi throughout the property.

•	The Radian, developed by IAC, is a unique, diverse student housing community located in the heart of Philadelphia. This mid-rise, adjacent to the University of Pennsylvania campus features street-level shopping, restaurants, a city-view fitness center and a two-story clubroom with walkout terrace complete with an HDTV lounge and multi-screen gaming room. An Internet cafe with coffee bar as well as a private study room are also featured amenities.

•	The Venue at the Ballpark is an upscale apartment community targeted to the University of Alabama at Birmingham Medical District. It caters to upperclassmen and postgraduate students, as well as other university and medical center related personnel and young professionals. The development will feature extensive amenities, including outdoor courtyard areas overlooking the Birmingham Baron’s Region Field, a clubroom, pool, fitness and business center, and an Internet café.

A significant challenge in the student housing industry is how operational intensive it is, but Inland American has turned this into a competitive advantage by leveraging our operational experience to continually upgrade both our product design as well as our operating protocols. We believe IAC provides an unmatched level of management capabilities, all designed to increase asset performance and longevity, while also providing an exceptional and safe living and learning experience for every resident, which in turn results in increased renewal rates for our properties.

Another perceived challenge in the industry we are examining is the increase in online classes and degree programs offered to students. At IAC, we are watching this situation closely, but we view this like many other industry experts - as more of an additional revenue-generator for top-tier universities than a business plan shift. Student’s that are pursuing this type of educational solution are not viewed as a target resident for our properties. Overall, we believe the student housing space will continue to be a growth segment over the next few years.

Cash Distribution

Enclosed is a check for your cash distribution equaling $0.041666667 per share for the month of June 2014. Inland American’s distribution is paid monthly at an annualized rate equal to $0.50 per share. This equates to a 7.2% annualized yield based on our current estimated per share value, and our Distribution Reinvestment Plan per share purchase price of $6.94. If you have invested through a trustee or participate in Direct Deposit or the Distribution Reinvestment Plan, a distribution statement is enclosed in lieu of a check.

Sincerely,

INLAND AMERICAN REAL ESTATE TRUST, INC.

Robert D. Parks	Thomas P. McGuinness
Chairman of the Board	President

cc: Trustee

Broker Dealer

Financial Advisor

The statements and certain other information contained in this letter, which can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “continue,” “remains,” “intend,” “aim,” “towards,” “should,” “prospects,” “could,” “future,” “potential,” “believes,” “plans,” “likely,” “anticipate,” “position,” “probable,” “committed,” “achieve,” and “focused,” or the negative thereof or other variations thereon or comparable terminology, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment. Such risks and uncertainties could cause actual results to differ materially from those projected. These uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, and other risk factors.